As filed with the Securities and Exchange Commission on February 12, 2026
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Coinbase Global, Inc.
(Exact name of registrant as specified in its charter)

Texas	46-4707224
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Brian Armstrong Chief Executive Officer and Chairman of the Board Coinbase Global, Inc. One Madison Avenue Suite 2400 New York, NY 10010 (Address of principal executive offices, including zip code)[1]

Coinbase Global Inc. 2021 Equity Incentive Plan Coinbase Global Inc. 2021 Employee Stock Purchase Plan (Full titles of the plans)

CT Corporation System 1999 Bryan St. #900 Dallas, TX 75201 (214) 979-1172 (Name and address of agent for service) (Telephone number, including area code, of agent for service)

Please send copies of all communications to:
Mark C. Stevens Michael A. Brown Ran D. Ben-Tzur Jennifer J. Hitchcock Fenwick & West LLP 730 Arizona Avenue, 1st Floor Santa Monica, California 90401 (310) 434-5400	Paul Grewal Coinbase Global, Inc. One Madison Avenue Suite 2400 New York, NY 10010
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
1We are a remote-first company. Accordingly, we do not maintain a headquarters. We are including this address solely for the purpose of satisfying the Securities and Exchange Commission’s request. Shareholder communications may also be sent to the email address: secretary@coinbase.com.

REGISTRATION OF ADDITIONAL SHARES
PURSUANT TO GENERAL INSTRUCTION E
Pursuant to General Instruction E of Form S-8, Coinbase Global, Inc. (the “Registrant”) is filing this Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register (a) 13,391,790 additional shares of the Registrant’s Class A common stock available for issuance under the Registrant’s 2021 Equity Incentive Plan (the “2021 Plan”) pursuant to the provision of the 2021 Plan providing for an annual automatic increase in the number of shares reserved for issuance under the 2021 Plan and (b) 2,678,358 additional shares of the Registrant’s Class A common stock available for issuance under the Registrant’s 2021 Employee Stock Purchase Plan (the “Purchase Plan”) pursuant to the provision of the Purchase Plan providing for an annual automatic increase in the number of shares reserved for issuance under the Purchase Plan. This Registration Statement hereby incorporates by reference the contents of the Registrant’s previous Registration Statements on Form S-8 filed with the Commission on April 1, 2021 (Registration No. 333-254967), February 25, 2022 (Registration No. 333-263003), February 21, 2023 (Registration No. 333-269892), February 15, 2024 (Registration No. 333-277111), and February 13, 2025 (Registration No. 333-284910). In accordance with the instructional note of Part I of Form S-8 as promulgated by the Commission, the information specified by Part I of Form S-8 has been omitted from this Registration Statement.
PART II
Information Required in the Registration Statement
Item 3. Incorporation of Documents by Reference.
The following documents filed by the Registrant with the Commission pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:
(a)the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Commission on February 12, 2026;
(b)all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report on Form 10-K referred to in (a) above; and
(c)the description of the Registrant’s Class A common stock contained in the Registrant’s Registration Statement on Form 8-A (Registration No. 001-40289) filed with the Commission on March 23, 2021 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description, including Exhibit 4.10 to the Registrant’s Annual Report on Form 10-K referred to in (a) above.
All reports and documents filed by the Registrant pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such reports and documents, except as to specific sections of such reports or documents as set forth therein. Unless expressly incorporated into this Registration Statement, a report deemed to be furnished but not filed on a Current Report on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement. Any statement contained in a report or document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed report or document, which also is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 5. Interests of Named Experts and Counsel.
None.
Item 6. Indemnification of Directors and Officers.
The Registrant’s certificate of formation contains provisions that limit the liability of the Registrant’s directors and officers for monetary damages to the fullest extent permitted by Texas law, as it presently exists or may hereafter be amended from time to time. Consequently, the Registrant’s directors and officers will not be personally liable to the Registrant or the Registrant’s shareholders for monetary damages for any breach of fiduciary duties as directors and officers, except liability for:
•any breach of the director’s or officer’s duty of loyalty to the Registrant or its shareholders;
•any act or omission not in good faith that constitutes a breach of duty to the Registrant or involves intentional misconduct or a knowing violation of law;
•any transaction from which the director or officer received an improper personal benefit; or
•an act or omission for which liability is otherwise expressly provided by an applicable statute.
These limitations of liability do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.
The Registrant’s certificate of formation and bylaws provide that the Registrant is required to indemnify the Registrant’s directors and officers, in each case to the fullest extent permitted by Texas law. Any repeal of or modification to the Registrant’s certificate of formation or bylaws may not adversely affect any right or protection of a director or officer for or with respect to any acts or omissions of that director or officer occurring prior to that amendment or repeal. The Registrant’s bylaws also provide that the Registrant will advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit the Registrant to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether the Registrant would otherwise be permitted to indemnify him or her under the provisions of Texas law. The Registrant has obtained a liability insurance policy in respect of certain potential liabilities of directors and officers. The Registrant has entered and expects to continue to enter into agreements to indemnify the Registrant’s directors and officers. With certain exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. The Registrant believes that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
The limitation of liability and indemnification provisions in the Registrant’s certificate of formation and bylaws may discourage shareholders from bringing a lawsuit against the Registrant’s directors and officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against the Registrant’s directors and officers, even though an action, if successful, might benefit the Registrant and other shareholders. Further, a shareholder’s investment may be adversely affected to the extent that the Registrant pays the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling the Registrant, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 8. Exhibits.
The following exhibits are filed herewith or incorporated by reference:

Exhibit Number	Exhibit Description	Incorporated by Reference				Filed Herewith
		Form	File No.	Exhibit	Filing Date

4.1	Certificate of Formation of the Registrant	8-K	001-40289	3.1	12/16/2025
4.2	Bylaws of the Registrant	8-K	001-40289	3.2	12/16/2025
4.3	Form of the Registrant’s Class A Common Stock Certificate	10-K	001-40289	4.1	2/12/2026
5.1	Opinion of Foley & Lardner LLP					X
23.1	Consent of Foley & Lardner (included in Exhibit 5.1)					X
23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm					X
24.1	Power of Attorney (included on the signature page of this Registration Statement)					X
99.1	2021 Equity Incentive Plan and forms of award agreements thereunder	10-K	001-40289	10.4	2/12/2026
99.2	Form of Immediately Exercisable Stock Option Agreement under the 2021 Equity Incentive Plan	10-K	001-40289	10.6	2/25/2022
99.3	2021 Employee Stock Purchase Plan and form of enrollment agreement thereunder	10-K	001-40289	10.5	2/13/2025
107.1	Filing Fee Table					X

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on this 12th day of February, 2026.

COINBASE GLOBAL, INC.

By:	/s/ Brian Armstrong
Brian Armstrong
Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Brian Armstrong and Alesia J. Haas, and each of them, as his or her true and lawful attorney-in-fact and agent with the full power of substitution, for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brian Armstrong	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	February 12, 2026
Brian Armstrong

/s/ Alesia J. Haas	Chief Financial Officer (Principal Financial Officer)	February 12, 2026
Alesia J. Haas

/s/ Jennifer N. Jones	Chief Accounting Officer (Principal Accounting Officer)	February 12, 2026
Jennifer N. Jones

/s/ Marc L. Andreessen	Director	February 12, 2026
Marc L. Andreessen

/s/ Paul Clement	Director	February 12, 2026
Paul Clement

/s/ Christa Davies	Director	February 12, 2026
Christa Davies

/s/ Frederick Ernest Ehrsam III	Director	February 12, 2026
Frederick Ernest Ehrsam III

/s/ Kelly Kramer	Director	February 12, 2026
Kelly Kramer

/s/ Chris Lehane	Director	February 12, 2026
Chris Lehane

/s/ Tobias Lütke	Director	February 12, 2026
Tobias Lütke

/s/ Gokul Rajaram	Director	February 12, 2026
Gokul Rajaram

/s/ Fred Wilson	Director	February 12, 2026
Fred Wilson